Filed Pursuant to Rule 424(b)(5)
Registration No. 333-85978

Prospectus Supplement to Prospectus dated May 3, 2002.

50,000,000 Shares

Fox Entertainment Group, Inc.

Class A Common Stock

The Class A Common Stock is listed on the New York Stock Exchange under the symbol “FOX”. The last reported sale price of the Class A Common Stock on November 12, 2002 was $26.61 per share.

See “Risk Factors” beginning on page S-6 for a discussion of certain matters that should be considered by potential investors.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$24.50	$1,225,000,000
Underwriting discount (1)	$0.25	$12,500,000
Proceeds, before expenses, to Fox	$24.25	$1,212,500,000

(1)	The underwriters may receive from the purchasers of the Class A Common Stock normal brokerage commissions in amounts agreed upon with such purchasers.

The underwriters expect to deliver the shares against payment in New York, New York on or about November 15, 2002.

Sole Lead Manager and Bookrunner

Goldman, Sachs & Co.	Merrill Lynch & Co.

Prospectus Supplement dated November 12, 2002.

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering of shares of our Class A Common Stock in two separate documents. The accompanying prospectus provides general information, some of which may not apply to this offering and this prospectus supplement describes the specific details regarding this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. Additional information is incorporated by reference in this prospectus.

You should rely only upon the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the Class A Common Stock offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should assume the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document and the documents that we incorporate by reference into this prospectus contain statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. The words “expect,” “estimate,” “anticipate,” “predict,” “believe” and similar expressions and variations thereof are intended to identify forward-looking statements. You are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. We do not ordinarily make projections of our future operating results and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that our expectations will prove to be correct. Readers should carefully review the other documents that we file with the Securities and Exchange Commission. Our business, financial condition or results of operations could differ substantially from our expectations based on any or all of the risk factors set forth below.

PROSPECTUS SUPPLEMENT SUMMARY

This summary does not contain all of the information that you should consider before investing in our Class A Common Stock. You should read the entire prospectus carefully, including the matters discussed under the caption “Risk Factors” and the detailed information and financial statements included or incorporated by reference in this prospectus. When used in this prospectus, the terms “Fox Entertainment Group,” the “Company,” “we,” “our” and “us,” except as otherwise indicated or as the context otherwise indicates, refer to Fox Entertainment Group, Inc. and its subsidiaries.

OUR BUSINESS

We are principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting and cable network programming.

Filmed Entertainment

We are engaged in feature film and television production and distribution principally through the following businesses: Fox Filmed Entertainment, a producer and distributor of feature films; Twentieth Century Fox Television, a producer of network television programming; and Fox Television Studios, a producer of broadcast and cable programming.

Fox Filmed Entertainment produces, acquires and distributes motion pictures throughout the world under a variety of arrangements through Twentieth Century Fox, Fox 2000 and Fox Searchlight Pictures.

Twentieth Century Fox Television produces television programs for Fox Broadcasting Company (“FOX”), as well as for the ABC, CBS, NBC, UPN and WB broadcast television networks and the TNT and USA cable networks. In addition to U.S. prime time network series, Fox Television Studios also produces programming in a wide variety of genres for a variety of other programming services.

Television Stations

We currently own and operate 35 full power television broadcast stations, including two television stations in each of New York, Los Angeles and Chicago, the first, second and third largest designated market areas, respectively. Of these 35 television stations, 25 are FOX affiliates and 9 are affiliates of the UPN broadcast television network.

Television Broadcasting

We are engaged in the distribution of network programming. FOX has 188 affiliated television stations, including 25 television stations that we own and operate, which reach during prime time approximately 98% of all U.S. television households.

Cable Network Programming

We operate and hold interests in cable network programming businesses in the areas of news, sports, general entertainment, documentary programming and movies.

Fox News Channel is a 24-hour all-news cable channel, which, as of September 30, 2002, was available to approximately 81 million U.S. cable and direct broadcast satellite (“DBS”) households.

Fox Sports Networks owns the largest regional sports network programmer in the United States, focusing on live professional and major collegiate home team sports events. Fox Sports Networks also operates FX Networks, a general entertainment network that, as of September 30, 2002, reached approximately 79 million U.S. cable and DBS households.

We own substantially all of the Los Angeles Dodgers Major League Baseball franchise, along with Dodger Stadium and other related real estate.

Our principal executive offices are located at 1211 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 852-7111.

THE OFFERING

Class A Common Stock offered hereby	50,000,000 shares

Class A Common Stock to be outstanding after the offering	352,436,375 shares

Class B Common Stock outstanding	547,500,000 shares

Use of proceeds	We intend to use the net proceeds to repay debt to The News Corporation Limited

New York Stock Exchange symbol for Class A Common Stock	FOX

The number of shares of Class A Common Stock outstanding after the offering is based on the number of shares of Class A Common Stock outstanding as of November 12, 2002. Upon consummation of the offering, News Corporation’s ownership in the Company will represent in the aggregate 80.58% of the equity and 97% of the voting power of the Company.

RISK FACTORS

You should consider the following risk factors together with all of the other information included or incorporated by reference in this prospectus before making an investment decision.

Expenditures by advertisers tend to be cyclical, thereby causing our revenues to fluctuate.

We derive substantial revenues from the sale of advertising time on our broadcast television network, television stations and cable networks. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers’ spending priorities. This could cause our revenues and operating results to decline significantly in any given period.

The commercial success of our feature films and programming is based on public acceptance and our revenues may fluctuate.

Feature film and television production and distribution are speculative businesses since the revenues derived from the production and distribution of a feature film or television series depend primarily upon its acceptance by the public. The commercial success of a feature film or television series also depends upon the quality and acceptance of other competing films and television series released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. Further, the theatrical success of a feature film and the audience ratings for a television series are generally key factors in generating revenues from other distribution channels, such as home video and premium pay television with respect to feature films and syndication with respect to television series.

Our revenues are dependent upon the maintenance of affiliation agreements.

We are dependent upon the maintenance of affiliation agreements with third-party owned television stations, and there can be no assurance that such affiliation agreements will be renewed in the future on terms acceptable to us. The loss of a significant number of such affiliation arrangements could reduce the distribution of FOX, thereby adversely affecting our ability to sell national advertising time. Similarly, our cable networks maintain affiliation and carriage arrangements that enable them to reach a large percentage of cable and DBS households across the United States. The loss of a significant number of these arrangements or the loss of carriage on basic programming tiers could reduce the distribution of our cable networks, thereby adversely affecting such networks’ revenues from subscriber fees and ability to sell advertising time.

Our businesses that acquire or own sports rights contracts may be adversely affected by increased acquisition and renewal costs.

The sports rights contracts between FOX, the Fox Sports regional sports networks, Fox Sports Net (our 24-hour national sports programming service), Speed Channel and FX Networks, on the one hand, and various professional sports leagues and teams, on the other, have varying duration and renewal terms. As these contracts expire, renewals on favorable terms may be sought; however, third parties may outbid the current rights holders for such rights contracts or the renewal costs could substantially exceed the original contract cost. The loss of rights could impact the extent of the sports coverage offered by us and our affiliates and could adversely affect our or our affiliates’ advertising revenues and distribution. In addition, if escalations in sports programming rights costs are unmatched by increases in advertising rates and, in the case of cable networks, subscriber fees, our businesses that acquire or own such rights could be adversely affected.

Our business is highly regulated and changes in regulations or failure to obtain required licenses could adversely affect our business.

In general, the television broadcasting and cable industries in the United States are highly regulated by federal laws and regulations issued and administered by various federal agencies, including the Federal Communications Commission. In particular, our television broadcasting operations (which consist of FOX and 35 television stations that we own and operate) are dependent upon the continuation and renewal of licenses granted by the FCC, and there can be no assurance that such stations’ licenses will be renewed at their expiration dates or, if renewed, that the renewal terms will be for the maximum permitted period. In addition, the U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of our businesses, including our television stations, cable networks and television and cable programming businesses. It is impossible to predict the outcome of federal legislation and regulatory proposals currently under consideration or the potential effect thereof on our business and results of operations.

We are controlled by, and are dependent upon our relationship with, News Corporation.

News Corporation indirectly beneficially owns 177,636,375 shares of Class A Common Stock and 547,500,000 shares of Class B Common Stock of the Company, which upon consummation of this offering will represent in the aggregate 80.58% of the equity and 97% of the voting power of the Company. As a result of such ownership, News Corporation is able to control the vote on substantially all matters submitted to a vote of stockholders, including the election of directors and the approval of extraordinary corporate transactions. Approximately 30% of the Ordinary Shares of News Corporation are owned by (i) K. Rupert Murdoch, (ii) Cruden Investments Pty. Limited, a private Australian investment company owned by Mr. Murdoch, members of his family and various corporations and trusts, the beneficiaries of which include Mr. Murdoch, members of his family and certain charities, and (iii) corporations, which are controlled by trustees of settlements and trusts set up for the benefit of the Murdoch family, certain charities and other persons. By virtue of the shares of News Corporation owned by such persons and entities, and Mr. Murdoch’s positions as Chairman and Chief Executive of News Corporation and as Chairman and Chief Executive Officer of the Company, Mr. Murdoch may be deemed to control the operations of News Corporation and the Company.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $1.212 billion, after deducting the underwriting discounts and commissions and estimated fees and expenses. We will use the net proceeds to repay debt owed to News Corporation. This debt bears interest at a rate equal to the average cost of long-term debt of News Corporation (currently approximately 8% per annum) adjusted annually and is payable quarterly. This debt matures on June 30, 2008. As of September 30, 2002, $947 million of the total due to affiliates of News Corporation related to a loan from News Corporation to permit the redemption in August 2002 of all of our outstanding 9 3/4% Senior Discount Notes due 2007 and outstanding 8 7/8% Senior Notes due 2007.

PRICE RANGE OF CLASS A COMMON STOCK
AND DIVIDEND POLICY

Our Class A Common Stock is traded on the New York Stock Exchange under the symbol “FOX”. The following table sets forth the high and low sale prices for the periods presented of our Class A Common Stock since the beginning of our 2001 fiscal year as reported on the NYSE.

Fiscal year ended June 30, 2001:	High	Low
First Quarter	$34.00	$25.88
Second Quarter	25.25	15.81
Third Quarter	24.15	17.88
Fourth Quarter	29.28	19.20

Fiscal year ended June 30, 2002:
First Quarter	$27.95	$18.00
Second Quarter	27.25	18.73
Third Quarter	26.70	20.10
Fourth Quarter	26.97	20.27

Fiscal year ending June 30, 2003:
First Quarter	$24.04	$17.10
Second Quarter (through November 12, 2002)	27.98	20.79

On November 12, 2002, the last reported sales price of our Class A Common Stock was $26.61 per share. On November 12, 2002, our outstanding shares of Class A Common Stock were held by approximately 872 holders of record.

We have not declared or paid any cash dividends on our Class A Common Stock and we do not anticipate paying any dividends on our Class A Common Stock in the foreseeable future. The payment of dividends in the future will be determined by our Board of Directors and will depend on business conditions, our financial earnings and other factors.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2002 on an actual basis and on a pro forma as adjusted basis to reflect this offering and the application of the net proceeds to the repayment of indebtedness to News Corporation.

You should read this table in conjunction with our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q incorporated by reference in this prospectus and other financial information included elsewhere or incorporated by reference in this prospectus.

	As of September 30, 2002
	Actual	Pro Forma As Adjusted
	(in millions, except share amounts)
Cash	$76	$76

Due to affiliates of News Corporation	$2,818	$1,606

Shareholders’ equity:
Preferred stock, $0.01 par value per share; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Class A Common stock, $0.01 par value per share; 1,000,000,000 shares authorized; 302,436,375 shares and 352,436,375 shares issued and outstanding	3	4
Class B Common stock, $0.01 par value per share; 650,000,000 shares authorized; 547,500,000 shares issued and outstanding	6	6
Additional paid-in capital	11,569	12,780
Retained earnings and accumulated other comprehensive income	725	725

Total shareholders’ equity	$12,303	$13,515

Total capitalization	$15,121	$15,121

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE COMPANY

Set forth below is our selected historical consolidated financial data for the quarter ended September 30, 2002 and the fiscal years ended June 30, 2002, 2001 and 2000 and as of September 30, 2002 and June 30, 2002, 2001 and 2000. The selected historical consolidated financial data has been derived from and is qualified by reference to our consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2002 and the Annual Report on Form 10-K for the fiscal year ended June 30, 2002. The selected historical consolidated data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and the related notes thereto and the other financial information included in our Quarterly Report on Form 10-Q for the period ended September 30, 2002 and our Annual Report on Form 10-K for the fiscal year ended June 30, 2002, each of which is incorporated by reference in this prospectus.

	Three Months Ended September 30, 2002	Year Ended June 30,
		2002(1)	2001(2)	2000(3)
	(in millions, except per share amounts)
STATEMENT OF OPERATIONS DATA:
Revenues	$2,344	$9,725	$8,414	$8,517
Operating income (loss)	389	(103)	652	656
Income before cumulative effect of accounting change	214	607	206	145
Net income (loss)	$214	$581	$(288)	$145
Basic and diluted earnings per share before cumulative effect of accounting change	$0.25	$0.72	$0.28	$0.20
Basic and diluted earnings (loss) per share	$0.25	$0.69	$(0.40)	$0.20

STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used in) operating activities	$135	$987	$(153)	$(253)
Net cash provided by (used in) investing activities	(497)	678	(176)	(536)
Net cash provided by (used in) financing activities	382	(1,675)	281	782

	As of September 30, 2002	As of June 30,
		2002	2001	2000
	(in millions)
BALANCE SHEET DATA:
Cash and cash equivalents	$76	$56	$66	$114
Total assets	23,583	22,876	17,856	17,930
Due to affiliates of News Corporation	2,818	1,413	2,866	2,739
Borrowings	—	942	1,032	974
Shareholders’ equity	12,308	12,095	7,968	8,246

(1)
Fiscal 2002 includes the operating results of Chris-Craft Industries, Inc., which was acquired in July 2001, and the $909 million write-down on the Company’s national sports contracts. Also included in Fiscal 2002 Net income (loss) and Basic and diluted earnings (loss) per share is the pre-tax gain of $1.4 billion on the sale of the Company’s interest in Fox Family Worldwide, Inc. (“FFW”) and the Company’s $26 million share of FFW’s after-tax cumulative effect of accounting change relating to the adoption of Statement of Position No. (“SOP”) 00-2.

(2)
Fiscal 2001 Net income (loss) and Basic and diluted earnings (loss) per share include the impact of the after-tax charge of $494 million for the cumulative effect of accounting change relating to the Company’s adoption of SOP 00-2.

(3)	Fiscal 2000 includes the operating results of Fox Sports Networks, LLC, which was fully acquired in July 1999.

UNDERWRITING

The Company and the underwriters for the offering (the “Underwriters”) named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares
Goldman, Sachs & Co.	47,500,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	2,500,000

Total	50,000,000

The Underwriters are committed to take and pay for all of the shares being offered, if any are taken.

Shares sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. If all the shares are not sold at the initial price to public, the Underwriters may change the offering price and the other selling terms.

The Company and News Corporation have agreed with the Underwriters not to dispose of or hedge any of the Company’s Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the Underwriters. This agreement does not apply to any existing employee benefit plans.

In connection with the offering, the Underwriters may purchase and sell shares of Class A Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. The Underwriters may close out any short position by purchasing shares in the open market. A short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Class A Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A Common Stock made by the Underwriters in the open market prior to the completion of the offering.

The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Company’s Class A Common Stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A Common Stock. As a result, the price of the Class A Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Each Underwriter represents, warrants and agrees that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares of Class A

Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act of 2000 (“FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares of Class A Common Stock may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

This prospectus has not been registered as a prospectus with the Registrar of Companies and Businesses in Singapore. Accordingly, the shares of Class A Common Stock may not be offered or sold, nor may this prospectus or any other offering document or material relating to the shares of Class A Common Stock be circulated or distributed directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 106C of the Companies Act, Chapter 50 of Singapore (the “Singapore Companies Act”), (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 106D of the Singapore Companies Act or (iii) otherwise pursuant to, and in accordance with the conditions of, any applicable provisions of the Singapore Companies Act.

Each Underwriter has acknowledged and agreed that the shares of Class A Common Stock have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the Underwriters may offer shares of Class A Common Stock in Japan to a list of 49 offerees in accordance with the above provisions.

No offer to sell the shares of Class A Common Stock has been or will be made in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, any advertisement, document or invitation relating to the shares of Class A Common Stock other than with respect to the shares of Class A Common Stock intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities whether as principal or agent.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

The validity of the Class A Common Stock offered hereby and certain other legal matters will be passed upon for us by Hogan & Hartson L.L.P. Certain legal matters with respect to this offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP represents Fox Entertainment Group, Inc. and its affiliates in connection with certain legal matters not related to this offering.

EXPERTS

The audited consolidated financial statements of Fox Entertainment Group, Inc. as of June 30, 2000 and 2001 and for each of the two years in the period ended June 30, 2001 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

On April 16, 2002, Fox Entertainment Group, Inc. dismissed Arthur Andersen LLP as its independent auditors. On April 16, 2002, the Company appointed Ernst & Young LLP to replace Arthur Andersen LLP as the independent auditors of the Company. Prior to the date of this prospectus, the Arthur Andersen partner responsible for the audit of the audited financial statements of the Company as of June 30, 2000 and as of June 30, 2001, and for the years then ended resigned from Arthur Andersen. As a result, after reasonable efforts, the Company has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into this prospectus of its audit as of June 30, 2000 and 2001, and for the years then ended. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this prospectus without a written consent from Arthur Andersen.

Ernst & Young LLP, independent auditors, have audited the consolidated financial statements as of June 30, 2002 and for the year then ended, included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The Company’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	our filings with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated by reference in this prospectus.

Our SEC file number for documents that we file with the SEC is No. 1-14595. We incorporate by reference in this prospectus the documents listed below:

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2002; and

•	our Definitive Proxy Statement on Schedule 14A filed on October 11, 2002.

You may obtain a copy of any of the filings incorporated by reference in this prospectus from us by requesting them in writing or by telephone at the following address and telephone number:

Investor Relations
Fox Entertainment Group, Inc.
1211 Avenue of the Americas
New York, New York 10036
(212) 852-7111

You may also request a copy of any filing incorporated by reference from the SEC through the SEC’s web site or at the address for its Public Reference Section listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of the initial filing of the registration statement and prior to the time we sell all of the securities offered by this prospectus:

•	reports filed under Section 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PROSPECTUS

Fox Entertainment Group, Inc.

$2,500,000,000

Class A Common Stock
Debt Securities

We may offer and sell, from time to time, in one or more offerings, together or separately, Class A Common Stock and debt securities, for aggregate proceeds of up to $2,500,000,000.

We will provide information for each of these securities and the specific terms of the debt securities being offered in supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “FOX”.

See “RISK FACTORS” beginning on page 5 for a discussion of certain matters that should be considered by potential investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 3, 2002.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under the shelf process, we may offer and sell the securities described in this prospectus, together or separately, in one or more offerings, for aggregate proceeds of up to $2,500,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement as described below.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Information that we previously filed with the SEC and incorporated by reference in this prospectus may be superseded by information that we subsequently file with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•
our filings with the SEC will automatically update and supersede the information in this prospectus and any prospectus supplement and any information that was previously incorporated by reference in this prospectus or any prospectus supplement.

Our SEC file number for documents that we file with the SEC is No. 1-14595. We incorporate by reference in this prospectus the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2001;

•	our Quarterly Report on Form 10-Q for the quarters ended September 30, 2001 and December 31, 2001; and

•	our Current Report on Form 8-K dated August 14, 2001, as amended on October 15, 2001 and November 28, 2001, and our Current Reports on Form 8-K dated November 20, 2001 and March 1, 2002.

You may obtain a copy of any of the filings incorporated by reference in this prospectus or any prospectus supplement from us by requesting them in writing or by telephone at the following address and telephone number:

Investor Relations
Fox Entertainment Group, Inc.
1211 Avenue of the Americas
New York, New York 10036
(212) 852-7111

You may also request a copy of any filing incorporated by reference from the SEC through the SEC’s web site or at the address for its Public Reference Section listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus or any prospectus supplement.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of the initial filing of the registration statement and prior to the time we sell all of the securities offered by this prospectus:

•	reports filed under Section 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus (including any prospectus supplement) to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Exchange Act, and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). The words “expect,” “estimate,” “anticipate,” “predict,” “believe” and similar expressions and variations thereof are intended to identify forward-looking statements. The readers of this document are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. We do not ordinarily make projections of our future operating results, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Readers should carefully review the other documents filed by us with the SEC. Our business, financial condition or results of operations could differ substantially from our expectations based on any or all of the risk factors set forth below.

RISK FACTORS

You should consider the following risk factors together with all of the other information included in this prospectus before making an investment decision.

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We derive substantial revenues from the sale of advertising time on our broadcast television network, television stations and cable networks. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers’ spending priorities. This could cause our revenues and operating results to decline significantly in any given period. The advertising market, particularly in the United States, has recently experienced weakness.

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Feature film and television production and distribution are speculative businesses since the revenues derived from the production and distribution of a feature film or television series depend primarily upon its acceptance by the public, which is difficult to predict. The commercial success of a feature film or television series also depends upon the quality and acceptance of other competing films and television series released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. Further, the theatrical success of a feature film and the audience ratings for a television series are generally key factors in generating revenues from other distribution channels, such as home video and premium pay television with respect to feature films and syndication with respect to television series.

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We are dependent upon the maintenance of affiliation agreements with third-party owned television stations, and there can be no assurance that such affiliation agreements will be renewed in the future on terms acceptable to us. The loss of a significant number of such affiliation arrangements could reduce the distribution of the Fox Broadcasting Company (“FOX”), thereby adversely affecting our ability to sell national advertising time. Similarly, our cable networks maintain affiliation and carriage arrangements that enable them to reach a large percentage of cable and direct broadcast satellite (“DBS”) households across the United States. The loss of a significant number of these arrangements or the loss of carriage on basic programming tiers could reduce the distribution of our cable networks, thereby adversely affecting such networks’ revenues from subscriber fees and ability to sell advertising time.

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The sports rights contracts between FOX, the Fox Sports regional sports networks, Fox Sports Net (our 24-hour national sports programming service) and FX Networks, on the one hand, and various professional sports leagues and teams, on the other, have varying duration and renewal terms. As these contracts expire, renewals on favorable terms may be sought; however, third parties may outbid the current rights holders for such rights contracts or the renewal costs could substantially exceed the original contract cost. The loss of rights could impact the extent of the sports coverage offered by us and our affiliates and could adversely affect our or our affiliates’ advertising revenues and distribution. In addition, if escalations in sports programming rights costs are unmatched by increases in advertising rates and, in the case of cable networks, subscriber fees, our businesses that acquire or own such rights could be adversely affected.

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In general, the television broadcasting and cable industries in the United States are highly regulated by federal laws and regulations issued and administered by various federal agencies, including the Federal Communications Commission (the “FCC”). In particular, our television broadcasting operations (which consist of FOX and 33 television broadcast stations that we own and operate) are dependent upon the continuation and renewal of licenses granted by the FCC, and there can be no assurance that such stations’ licenses will be renewed at their expiration dates or, if renewed, that the renewal terms will be for the maximum permitted period. In addition, the U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of our businesses, including our television broadcast stations, cable networks and television and cable programming businesses. It is impossible to predict the outcome of federal legislation and regulatory proposals currently under consideration or the potential effect thereof on our business and results of operations.

•
News Corporation indirectly beneficially owns 177,636,375 shares of Class A Common Stock and 547,500,000 shares of Class B Common Stock of the Company, representing in the aggregate 85.32% of the equity and 97.84% of the voting power of the Company. As a result of such ownership, News Corporation is able to control the vote on substantially all matters submitted to a vote of stockholders, including the election of directors and the approval of extraordinary corporate transactions. Approximately 30% of the Ordinary Shares of News Corporation are owned by (i) K. Rupert Murdoch, (ii) Cruden Investments Pty. Limited, a private Australian investment company owned by Mr. Murdoch, members of his family and various corporations and trusts, the beneficiaries of which include Mr. Murdoch, members of his family and certain charities, and (iii) corporations, which are controlled by trustees of settlements and trusts set up for the benefit of the Murdoch family, certain charities and other persons. By virtue of the shares of News Corporation owned by such persons and entities, and Mr. Murdoch’s positions as Chairman and Chief Executive Officer of News Corporation and as Chairman and Chief Executive Officer of the Company, Mr. Murdoch may be deemed to control the operations of News Corporation and the Company.

OUR BUSINESS

We are principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting and cable network programming.

Filmed Entertainment

We are engaged in feature film and television production and distribution principally through the following businesses: Fox Filmed Entertainment, a producer and distributor of feature films; Twentieth Century Fox Television, a producer of network television programming; and Fox Television Studios, a producer of broadcast and cable programming.

Fox Filmed Entertainment produces, acquires and distributes motion pictures throughout the world under a variety of arrangements through Twentieth Century Fox, Fox 2000 and Fox Searchlight Pictures.

Twentieth Century Fox Television produces television programs for FOX, as well as for the ABC, CBS, NBC, UPN, and WB broadcast television networks and the TNT and USA cable networks. In addition to U.S. prime time network series, Fox Television Studios also produces programming in a wide variety of genres for a variety of other programming services.

Television Stations

We currently own and operate 33 full power television broadcast stations, including two television stations in each of New York and Los Angeles, the first and second largest designated market areas, respectively. Of these 33 television stations, 23 are FOX affiliates and 9 are affiliates of the UPN broadcast television network.

Television Broadcasting

We are engaged in the distribution of network programming. FOX has 197 affiliated television stations, including 23 television stations that we own and operate, which reach during prime time approximately 99% of all U.S. television households.

Cable Network Programming

We operate and hold interests in cable network programming businesses in the areas of news, sports, general entertainment, documentary programming and movies.

Fox News Channel is a 24-hour all-news cable channel which, as of December 31, 2001, was available to over 78 million U.S. cable and DBS households.

Fox Sports Networks owns the largest regional sports network programmer in the United States, focusing on live professional and major collegiate home team sports events. Fox Sports Networks also operates FX Networks, a general entertainment network that, as of December 31, 2001, reached over 74 million U.S. cable and DBS households.

We own and operate the Los Angeles Dodgers Major League Baseball franchise, along with Dodger Stadium and other related real estate.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to fixed charges for the periods indicated.

Six Months Ended December 31,	Years ended June 30,
2001	2001	2000	1999	1998	1997
5.3	2.2	1.9	2.7	2.1	1.4

USE OF PROCEEDS

We will provide in each prospectus supplement specific information about how we intend to use any net proceeds from the offering made pursuant to that prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is qualified in its entirety by reference to the applicable provisions of Delaware law and our Restated Certificate of Incorporation and our By-Laws.

Class A Common Stock and Class B Common Stock

General

The holders of Class A Common Stock and Class B Common Stock have identical rights except with respect to voting, conversion of Class B Common Stock and transfer.

Voting Rights

Holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to 10 votes per share on all matters to be voted on by stockholders. Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law or in our Restated Certificate of Incorporation, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to our Restated Certificate of Incorporation must be approved by a majority of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class. However, amendments to the Restated Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the Class A Common Stock, voting as a separate class. Any amendment to our Restated Certificate of Incorporation to increase the authorized shares of any class requires the approval only of a majority of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to the rights set forth in any series of Preferred Stock created as described below.

Dividends

Holders of Class A Common Stock and Class B Common Stock share equally on a per share basis in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock, and shares of Class B Common Stock may be paid only to holders of Class B Common Stock; and (ii) the number of shares so paid will be equal on a per share basis with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

We may not reclassify, subdivide or combine shares of either class of Common Stock without at the same time proportionally reclassifying, subdividing or combining shares of the other class.

Issuance of Class B Common Stock, Options or Warrants

Subject to certain provisions regarding dividends and other distributions described above, we may not issue additional shares of Class B Common Stock, or options, rights or warrants to subscribe for additional shares of Class B Common Stock, except that we may make a pro rata offer to all holders of

Common Stock of rights to purchase additional shares of the class of Common Stock held by them. The Class A Common Stock and the Class B Common Stock are treated equally with respect to any offer that we make to holders of Common Stock of options, rights or warrants to subscribe for any other class of our capital stock.

Merger or Consolidation

In the event of a merger or consolidation, the holders of Class A Common Stock and Class B Common Stock are entitled to receive the same per share consideration, if any, except that if such consideration includes voting securities (or the right to acquire voting securities or securities exchangeable for or convertible into voting securities), we may (but are not required to) provide for the holders of Class B Common Stock to receive consideration entitling them to 10 times the number of votes per share as the consideration being received by holders of the Class A Common Stock.

Conversion of Class B Common Stock

The Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis (i) at the option of the holder thereof at any time, or (ii) automatically upon transfer to a person or entity which is not a Permitted Transferee (as defined in our Restated Certificate of Incorporation). In general, Permitted Transferees include News Corporation, its direct and indirect subsidiaries, any Person (as defined in our Restated Certificate of Incorporation) in which News Corporation or any successor thereof Beneficially Owns (as defined in our Restated Certificate of Incorporation), directly or indirectly, at least 50% of the equity or the voting securities thereof, and any successor of any of the foregoing.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive all of the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. In any such distribution shares of Class A Common Stock and Class B Common Stock shall be treated equally on a per share basis.

Preferred Stock

Our Board of Directors has the authority, without further action by the stockholders, to issue up to 100,000,000 shares of Preferred Stock in one or more series and to fix the powers, rights, preferences, privileges and restrictions thereof, any or all of which may be greater than the rights of the Class A Common Stock or the Class B Common Stock. The issuance of Preferred Stock could adversely affect the voting power of holders of the Class A Common Stock or the Class B Common Stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deterring or preventing a change in control of the Company. There is no Preferred Stock outstanding and we have no present plans to issue any shares of Preferred Stock.

DESCRIPTION OF DEBT SECURITIES

We may offer any combination of senior debt securities or subordinated debt securities. Debt securities are unsecured general obligations of the company. Senior debt securities rank above all subordinated indebtedness and equal to all other indebtedness outstanding on the date of the prospectus supplement. Subordinated debt securities rank in right of payment below all other indebtedness outstanding at or after the time issued, unless the other indebtedness provides that it is not senior to the subordinated debt. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in the prospectus supplement. The form for each type of indenture is or will be filed as an exhibit to the registration statement of which this prospectus is a part.

The prospectus supplement will describe the particular terms of any debt securities we may offer and may differ from the terms summarized below. The following summaries of the debt securities and the indentures are not complete. We urge you to read the indentures filed as exhibits to the registration statement which includes this prospectus and the description of the debt securities included in the prospectus supplement.

General

We may issue debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Unless the prospectus supplement indicates otherwise, senior debt securities will be unsecured and unsubordinated obligations and will rank equal with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

•	the title and form of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the person to whom any interest on a debt security of the series will be paid;

•	the date or dates on which we must repay the principal;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	if applicable, the duration and terms of the right to extend interest payment periods;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•
the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	if applicable, that the debt securities are defeasible and the terms of such defeasance;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of Class A Common Stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•
any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable; and

•	any addition to or change in the covenants in the indentures.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion And Exchange Rights

The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. We will describe how the number of shares of common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination Of Subordinated Debt Securities

Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

We may not make any payment on the subordinated debt securities if a default in the payment of the principal of, premium, if any, interest, rent or other obligations, including a default under any repurchase or redemption obligation, in respect of designated senior indebtedness occurs and continues beyond any applicable grace period. We may not make any payment on the subordinated debt securities if any other default occurs and continues with respect to designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a notice of such default from us, a holder of such designated senior indebtedness or other person permitted to give such notice. We may not resume payments on the subordinated debt securities until the defaults are cured or certain periods pass.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors.

The term “designated senior indebtedness” means our obligations under any particular senior indebtedness in which the debt instrument expressly provides that the senior indebtedness will be designated senior indebtedness with respect to the subordinated debt securities.

The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange And Transfer

We will issue debt securities only in fully registered form, without coupons, and, unless the prospectus supplement indicates otherwise, only in denominations of $1,000 and integral multiples thereof. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for the purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place in which we will pay on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of the series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	the depositary has notified us that it is unwilling and unable to continue as depositary; or

•	the depositary is no longer in good standing under the Exchange Act, or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment And Paying Agents

Unless the prospectus supplement indicates otherwise, we will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

Unless the prospectus supplement indicates otherwise, we will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Events Of Default

Each of the following will constitute an event of default under each indenture:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to pay any interest on any debt security when due, continued for a specified number of days;

•	failure to deposit any sinking fund payment when due;

•
failure to perform any other covenant in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	certain events in bankruptcy, insolvency or reorganization of the company; and

•	any other event of default specified in the prospectus supplement.

If an event of default, other than an event of default as a result of certain events of bankruptcy, insolvency or reorganization, occurs and continues, either the trustee or the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. If an event of default occurs as a result of certain events of bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series automatically will become immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

Except for certain duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless (1) the holder has previously given the trustee written notice of a continuing event of default, (2) the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request, and the holders have offered reasonable indemnity to the trustee to institute the proceeding, and (3) the trustee has failed to institute the proceeding, and has not received a direction inconsistent with the request within a specified number of days.

Each indenture will include a covenant requiring our officers to furnish to the trustee annually a statement as to whether, to their knowledge, we are in default under the indenture and, if so, specifying all such known defaults.

Modification And Waiver

We and the trustee may amend the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the amendment. However, to the extent discussed in the prospectus supplement, without the consent of each holder, we may not make any amendment that would:

•	change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

•	reduce the principal, premium or interest on any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity;

•	change the place or currency of payment of principal, premium or interest on any debt security;

•	impair the right to enforce any payment on any debt security;

•	in the case of subordinated debt securities, modify the subordination provisions in a manner materially adverse to their holders;

•	in the case of debt securities that are convertible or exchangeable into other securities of the company, adversely affect the right of holders to convert or exchange any of the debt securities;

•	reduce the percentage in principal amount of outstanding securities of any series for which the holders’ consent is required;

•	reduce the percentage in principal amount of outstanding securities of any series necessary for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults; or

•	modify provisions with respect to modification and waiver.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of that series, our compliance with certain restrictive provisions of the indentures. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default (1) in the payment of principal, premium or interest on any debt security of that series or (2) in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in certain limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In certain limited circumstances, the trustee may set a record date for action by holders. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

To the extent stated in the prospectus supplement, we may elect to apply the provisions relating to defeasance and discharge of indebtedness, or to defeasance of certain restrictive covenants in the indenture, to the debt securities of any series.

Notices

We will mail notices to holders of debt securities at the addresses that appear in the security register.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the state of New York.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby directly or indirectly to purchasers, including, through agents; to dealers or underwriters; or through any combination of these methods of sale.

We may effect the distribution of the securities from time to time in one or more transactions either at a fixed price or prices or at prices determined as specified in the prospectus supplement.

In connection with the securities being offered hereby, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers for whom they may act as agent. Underwriters may sell the securities being offered hereby to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters, or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to dealers, will be set forth in the prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on the resale of the securities offered hereby may be deemed to be underwriting discounts and commissions under the Securities Act.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to our contributing to payments those underwriters, dealers, agents and other persons are required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or any of our subsidiaries in the ordinary course of business.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions, and the imposition of a penalty bid, in connection with the offering. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

Certain legal matters in connection with the securities being offered hereby will be passed upon for us by Hogan & Hartson L.L.P.

EXPERTS

The audited consolidated financial statements of Fox Entertainment Group, Inc. as of June 30, 2001 and 2000 and for each of the three years in the period ended June 30, 2001 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

The audited consolidated financial statements of Fox Family Worldwide, Inc. as of June 30, 2001 and 2000 and for each of the three years in the period ended June 30, 2001 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

The consolidated financial statements of Chris-Craft Industries, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated in this prospectus by reference to Fox Entertainment Group, Inc.’s Current Report on Form 8-K/A dated October 15, 2001 has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of BHC Communications, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated in this prospectus by reference to Fox Entertainment Group, Inc.’s Current Report on Form 8-K/A dated October 15, 2001 has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of United Television, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated in this prospectus by reference to Fox Entertainment Group, Inc.’s Current Report on Form 8-K/A dated October 15, 2001 has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus Supplement

50,000,000 Shares

Fox Entertainment
Group, Inc.

Class A Common Stock

PROSPECTUS SUPPLEMENT

Sole Lead Manager and Bookrunner

Goldman, Sachs & Co.

Merrill Lynch & Co.